EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements of Isolagen, Inc. on Forms S-3 and S-8 (Registration Nos. 333-108769 and 333-108219) of our report dated February 17, 2004 relating to the financial statements which appear in Isolagen, Inc.'s Form 10-K/A for the year ended December 31, 2003, which report is also included in the December 31, 2004 Annual Report on Form 10-K of Isolagen, Inc. We also consent to the references to us under the heading "Experts" in such Registration Statements.

/s/ Pannell Kerr Forster of Texas, P.C.
Pannell Kerr Forster of Texas, P.C.
Houston, Texas

March 15, 2005